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                                                                   EXHIBIT 99(d)




                                  PRESS RELEASE

                 NEWCOR ANNOUNCES CHANGES IN BOARD OF DIRECTORS

NEWCOR, INC., Bloomfield Hills, Michigan, July 23, 2001. Newcor, Inc. (AMEX:
NER) and EXX INC. (AMEX: EXXa, EXXb) announced that effective July 23, 2001, Jerry D. Campbell, James D. Cirar, Shirley E. Gofrank, William A. Lawson, Jack
R. Lousma and Richard A. Smith have resigned from their positions on the Newcor board, and that Jerry Fishman, Norman H. Perlmutter and Frederic Remington have been appointed as directors of Newcor. Mr. Fishman, Mr. Perlmutter and Mr. Remington, who are also directors of EXX, join David A. Segal, Chairman and Chief Executive Officer of EXX, James J. Connor, President and Chief Executive Officer of Newcor, and Barry P. Borodkin, President of BP Associates, on the Newcor Board of Directors. Mr. Fishman is the Vice President of The Fishman Organization Inc., a sales and marketing group representing manufacturers in international sales. Mr. Perlmutter is a certified public accountant in private practice. Mr. Remington is the Chairman of the Board and Chief Executive Officer of Peerless Tube Co., a manufacturer of aerosol cans and collapsible metal tubes.

Pursuant to Stock Purchase Agreements entered into as of July 23, 2001, EXX has agreed to buy, and Mr. Campbell, Mr. Cirar, Ms. Gofrank, Mr. Lawson and Mr. Smith have each agreed to sell, the shares of common stock of Newcor beneficially owned by them. Following consummation of the purchase of such shares, EXX will own approximately 31.4% of the outstanding common stock of Newcor. David Segal will be transferring his shares to EXX simultaneously with this transaction. In connection with such transactions, Newcor has amended its shareholder rights plan and its agreement with EXX to allow EXX to increase its ownership stake in Newcor to up to 34.9%.

Mr. Campbell, Mr. Cirar, Ms. Gofrank, Mr. Lawson, Mr. Lousma and Mr. Smith cited differences with other members of the Newcor board as to the future course of Newcor as the reason for their resignations. "Newcor faces a number of challenges as it moves forward and it is critical to Newcor's prospects that its directors share the same fundamental vision. All of us wish Newcor nothing but the best in the future," stated Mr. Lawson, former Chairman of Newcor's Board of Directors.

"We thank the departing directors for their efforts on Newcor's behalf," commented Mr. Segal, Newcor's newly elected Chairman. "At the same time, we are pleased that arrangements could be made for the purchase of their Newcor holdings, so that we can avoid having those shares offered for sale in the market and depressing the trading price of Newcor's common stock."

NEWCOR, INC., headquartered in Bloomfield Hills, Michigan, designs and manufactures precision machine and molded rubber and plastic products, as well as custom machines and manufacturing systems. Newcor's common stock is listed on the AMEX under the symbol NER.



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EXX, INC. is a holding company based in Las Vegas, Nevada, engaged in the production and sale of electric motors sold to a variety of industries, cable pressurization and monitoring equipment for the telecommunications industry and toys. EXX's Class A common stock and Class B common stock is listed on AMEX under the symbols EXXa and EXXb.